Exhibit (d)(4)

Schedule A

Funds

Name of Fund	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date

Amplify Seymour Cannabis ETF	0.65%	March 12, 2019	July 8, 2019	July 8, 2019	December 13, 2024